Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138157 on Form S-8 of our report dated May 31, 2007, relating to the financial statements and financial statement schedule of Stanley, Inc., appearing in this Annual Report on Form 10-K of Stanley, Inc. for the year ended March 31, 2007.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 31, 2007